Exhibit 99.2

TortoiseEcofin Acquisition Corp. III Announces Closing of $300,000,000 Initial Public Offering

Overland Park, Kansas, July 22, 2021 — TortoiseEcofin Acquisition Corp. III (the “Company”) today announced the closing of its initial public offering of 30,000,000 units at a price of $10.00 per unit. The Company granted the underwriters a 45-day option to purchase up to 4,500,000 additional units to cover over-allotments, if any. The units are listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “TRTL.U.” Each unit consists of one of the Company’s Class A ordinary shares and one-fourth of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one of the Company’s Class A ordinary shares at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, which is expected to be on the 52nd day following the date of the final prospectus relating to the offering, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “TRTL” and “TRTL WS,” respectively.

Barclays, Goldman Sachs & Co. LLC and Cantor Fitzgerald & Co. acted as joint book-runners for the offering. Academy Securities, Inc. acted as co-manager for the offering.

The public offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, email: barclaysprospectus@broadridge.com, tel: (888) 603-5847; Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, New York 10282, email: prospectus-ny@ny.email.gs.com, tel: (866) 471-2526; and Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Ave., 5th Floor, New York, New York 10022, email: prospectus@cantor.co.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 19, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT TORTOISEECOFIN ACQUISITION CORP. III

TortoiseEcofin Acquisition Corp. III was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination. The Company intends to focus its search for a target business in the broad energy transition or sustainability arena targeting industries that provide or require innovative solutions to decarbonize in order to meet critical emission reduction objectives.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

TortoiseEcofin Acquisition Corp. III

Vincent T. Cubbage

VCubbage@tortoiseecofin.com